Exhibit 10.14

EMPLOYEE SERVICES AGREEMENT

THIS AGREEMENT (“Agreement”) is made this 15th day of January 2007, between                           , an individual residing in Houston, Harris County (hereinafter referred to as “Employee”) and                                                           , a Delaware Corporation (hereinafter referred to as “Company”).

WHEREAS, Company wishes to retain Employee to provide certain services as hereinafter specified; and

WHEREAS, Employee has agreed to provide these services;

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties mutually agree as follows:

1.                                       EMPLOYEE’S SERVICES

1.1                                 Employee shall provide to Company services similar to those provided under the Employee’s previous employment arrangements with the Company (the “Employee Services”) as in effect immediately prior to the date of this Agreement; provided, however, that Employee will no longer serve as an officer or director of Company or any of its subsidiaries and shall not serve in a supervisor of any of Company employees except as specifically requested by an officer of the Company or its ultimate parent, CGG-Veritas).  Employee will report to and take directions or instructions as required from the officers of Company or its ultimate parent company, CGG-Veritas, or their respective replacements from time to time.

1.2                                 Although Employee’s previous Employment Agreement with Company terminated on January 15, 2007, Employee will continue to be an employee of the Company and will continue receiving all of the Company’s employee benefits existing as of January 15, 2007 until the termination of this Agreement, in accordance with the terms of the Company’s employee benefit plans, programs and arrangements as in effect from time to time; provided, however, that Employee will not be eligible to participate in any equity compensation program provided to other employees of Company nor, except as provided in Section 4.1 hereof, any bonus compensation program provided to other employees of Company.

2.                                       TERM

2.1                                 The term of this Agreement shall be for            months, commencing as of January 15, 2007, unless sooner terminated pursuant to the terms hereof.  Thereafter, the parties may elect, but shall have no obligation, to renew this Agreement for an additional term.  Any such renewal shall be in writing signed by both parties.

3.                                       TERMINATION

3.1                                 Company shall have the right to terminate this Agreement at any time and without prior notice for cause in the event that Employee commits any wrongful or negligent acts or omissions, or fails to perform the Employee Services substantially in accordance with the requirements of Company, as determined by Company.

3.2                                 Either party may terminate this Agreement at any time for any or no reason upon fourteen (14) days’ prior written notice to the other.

3.3                                 Upon the effective date of termination of this Agreement pursuant to sections 2.1, 3.1, or 3.2 (the “Termination Date”), all compensation and benefits will cease other than: (i) Employee’s rights under this Agreement; (ii) those benefits that are provided by retirement and benefit plans and programs specifically adopted and approved by Employer for Employee that are earned and vested by the Termination Date, and (iii) medical and similar benefits the continuation of which is required by applicable law or provided by the applicable benefit plan.  In addition, Employee’s rights to indemnity by the Company, if any, shall not be affected by such termination and shall continue after the Termination Date, including, but not limited to, rights to indemnity, under (i) Section 5.1 hereof; (ii) any written indemnity agreement by and between Company or its predecessors and Employee in effect on the Termination Date, (iii) any policy of insurance maintained by Company or its predecessors covering directors’ and officers’ liability; (iii) the certificate of incorporation, bylaws or other organizational documents of the Company (x) as in effect on the Separation Date, or (y) as the same may be subsequently changed, but in the case of this clause (y) only to the extent any such changes shall enlarge the rights of a party seeking indemnity.

3.4                                 For clarification purposes, the time period for any non-compete obligations of Employee under his previous Employment Agreement with the Company or its predecessor commenced upon the date of the termination of the Employment Agreement and not from termination of this Agreement.

4.                                       COMPENSATION AND EXPENSE REIMBURSEMENT

4.1                                 In connection with the Employee Services contemplated herein, Company agrees to pay Employee a monthly base salary in the amount of $                           (“Base Salary”), payable at the Company’s regular payroll intervals.  In addition, upon termination of this Agreement, Employee will receive a cash bonus payment (“Bonus”) equivalent to __% of his Base Salary (“Bonus Percentage”) prorated based on the number of days commencing on January 1, 2007 and ending on the Termination Date (“Bonus Days”).  The Bonus will be calculated as follows:

Bonus	=	Bonus Days*	x	Bonus Percentage	x	(Base Salary x 12)
365

*                             In calculating the Bonus, the quotient resulting from dividing Bonus Days by 365 will be rounded up or down to the nearest 1/10000th (four decimal places).

4.2                                 Company shall reimburse Employee for reasonable expenses only according to Company’s expense reimbursement policy, and provided that appropriate backup documentation verifying the expenses is submitted to Company with the invoice for payment.

4.3                                 Employee will continue to accrue vacation benefits under the terms of the Company’s vacation policy during the term of this Agreement, and any accrued but unused vacation benefits as of the date of termination of this Agreement will be paid to Employee promptly after such date.

5.                                       INDEMNIFICATION AND RESPONSIBILITY

5.1                                 Company agrees to indemnify Employee from and against any and all claims asserted against Employee arising out of the Employee Services provided hereunder, including reasonable attorney’s fees; provided, however, that in no event shall Company be required to indemnify Employee for any claim arising from gross negligence or willful misconduct on the part of Employee.

6.                                       CONFIDENTIAL AND PROPRIETARY INFORMATION

6.1                                 Employee, during the term hereof and for a two (2) year period from and after the termination of this Agreement, covenants that he will not divulge, communicate, use to the detriment of Company, or for the benefit of any other business, firm, person, partnership or corporation or otherwise misuse any confidential information, inventions, techniques, documentation, drawings, financial data, devices, results of research or other data with respect to Company or its business. Employee acknowledges that any such information, data or secrets he may have acquired as a result of his association with Company is of value and Company has the sole and exclusive proprietary interest therein; provided, however, that the foregoing shall not apply to any information, knowledge or data which is or becomes generally available to the public other than directly or indirectly as a result of disclosure by Employee.

6.2                                 Employee agrees that all documentation and information, including but not limited to programs, specifications, technical information and data, and all software and other tangible or intangible products, methods, techniques, materials or works prepared for Company or developed as a result of the Employee Services performed hereunder (collectively the “Works”) shall, to the extent permitted by law, be considered a work made for hire.  Employee hereby assigns to Company any rights he may have in such Works.  Employee further agrees that upon Company’s request he shall execute and deliver to Company such documents as Company may reasonably request to vest title to such Works in Company.

6.3                                 Upon termination or expiration of this Agreement, Employee shall immediately deliver to and leave with Company all documents, records, manuals, files, films, photographs, letters, notes, notepads, reports, and other similar documentation or information containing any information concerning the business operations or affairs of Company as well as any other materials relating to Company’s business and all copies thereof, whether prepared by Employee or others, and which are in Employee’s possession or under his control.

7.                                       ASSIGNMENT

7.1                                 No party shall be at liberty to assign this Agreement or the rights and obligations hereunder without the prior written consent of the other parties; provided, however that Company shall be permitted to assign this Agreement to its successors, if any.

8.                                       FURTHER ASSURANCES

8.1                                 Each of the parties agrees to execute and deliver all such other and additional instruments and documents and to do all such other acts and things as may be necessary to give full effect to this Agreement.

9.                                       ENTIRE AGREEMENT

9.1                                 This Agreement and the additional agreements referred to herein shall constitute the entire agreement of the parties with respect to the subject matter hereof and shall not be changed, modified or discharged except by an instrument in writing of equal formality herewith.

10.                                 DISPUTE RESOLUTION

10.1                           Any dispute or controversy between the parties arising from or relating to this Agreement or the construction, validity, interpretation, meaning, enforcement, performance, non-performance, operation or breach of this Agreement shall be submitted to mediation.

10.2                           If such mediation is unsuccessful, either of the parties may refer such dispute or disagreement to mandatory, final and binding arbitration by giving written notice thereof to the other and within twenty (20) days after the receipt of such written notice by the other.  The arbitration shall be conducted by one (1) arbitrator according to the rules currently in effect for the American Arbitration Association.

11.                                 INTERPRETATIONS

11.1                           The following rules shall be applied in interpreting this Agreement:

(a)                                  This Agreement shall be governed by and construed in accordance with the law of the State of Texas and the parties hereby consent to the jurisdiction of the state district courts of the State of Texas, with the agreed venue of Harris County, Texas.

(b)                                 If any provision of this Agreement is wholly or partially invalid, this Agreement shall be interpreted as if the invalid provision had not been a part hereof.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first written above.

EMPLOYEE

By:

COMPANY

By:
Name:
Its: